Exhibit 99.1

NOTICE

To:	Directors and Executive Officers of Connecticut Water Service, Inc.

From:	Michele G. DiAcri

Date:	April 15, 2004

Re:	Notice of Blackout Period Required by the Sarbanes-Oxley Act of 2002

     The purpose of this notice is to inform you of an upcoming blackout period that will occur in connection with a planned changes to the investment options available to participants in the Savings Plan of the Connecticut Water Company (the “Savings Plan”), a wholly-owned subsidiary of Connecticut Water Service, Inc. The Sarbanes-Oxley Act of 2002 requires that notice of the blackout period be provided to you.

Background

     On April 8, 2004, Connecticut Water Service, Inc. (the “Registrant”) received notice pursuant to Section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974, as amended, that the Pension Trust and Finance Committee of the Board of Directors of The Connecticut Water Company, a wholly-owned operating subsidiary of the Registrant, has determined to modify some of the investment fund options of the Savings Plan of the Connecticut Water Company (the “Savings Plan”).

     As a result of the changes in investment options, participants in the Savings Plan will be temporarily unable, during a pre-determined eight day blackout period (the “Blackout Period”), to elect to enroll in the Savings Plan, to change their contribution percentages, to change their investment elections, or to obtain loans, withdrawals or distributions. During the Blackout Period, participants in the Savings Plan will continue to be able to access Savings Plan account information for viewing purposes. In addition, bi-weekly contributions to the Saving Plan will continue to be deposited as directed by participants. Therefore, during the Blackout Period, the ability of participants in the Savings Plan to purchase, sell or otherwise acquire or transfer an interest in any shares of common stock of Connecticut Water Service, Inc. held in their Savings Plan accounts will be restricted.

The Length of the Blackout Period

     The Blackout Period for all distribution requests, investment transfers and reallocations, and enrollments and contribution changes under the Savings Plan is currently scheduled to begin at 4:00 p.m. Eastern Time on Tuesday, May 11, 2004 and is scheduled to end at 4:00 p.m. Eastern Time on Tuesday, May 18, 2004. Savings Plan participants were notified of the planned Blackout Period on April 8, 2004.

     We anticipate that WySTAR Global Retirement Solutions, the current service provider for the Savings Plan (“WySTAR”), will be able to complete the changes to the investment options under the Savings Plan in a timely manner. However, since WySTAR was purchased in July 2003 by Wachovia Bank, WySTAR will undergo a systems conversion that may delay the start and end dates of the Blackout Period. As a result, it is possible, however, that the Blackout Period will not end when expected, or that the Blackout Period will be postponed. In the event that the Plan Blackout Period will be longer than expected or the Blackout Period is postponed, you will be so notified.

Blackout Period Restrictions

     Under Section 306(a) of the Sarbanes-Oxley Act of 2002, directors and executive officers of Connecticut Water Service, Inc. are prohibited from engaging in any “Transaction” involving any “Equity Security” of Connecticut Water Service, Inc. during the Blackout Period. A “Transaction” includes the direct or indirect purchase, sale, acquisition or transfer of any Equity Security of Connecticut Water Service, Inc. by a director or executive officer if he or she acquires or acquired the Equity Security in connection with his or her performance of services for, or employment with, Connecticut Water Service, Inc. as a director or executive officer. An “Equity Security” includes any shares of common stock of Connecticut Water Service, Inc., and any options or other rights to acquire shares of common stock of Connecticut Water Service, Inc.

     Because you are a director or executive officer of Connecticut Water Service, Inc. you (including your immediate family members and others living in your household) are prohibited from engaging in any Transaction involving an Equity Security of Connecticut Water Service, Inc. during the Blackout Period, other than certain exempt transactions which are permitted by regulations of the Securities and Exchange Commission. Exempt transactions include, but are not limited to, the purchase of securities pursuant to an automatic dividend reinvestment plan or the acquisition or disposition of securities in accordance with a bona fide gift. Please note that the trading prohibition during the Blackout Period applies without regard to whether you participate in the Savings Plan or whether your transactions are affected through the Savings Plan.

     If you wish to undertake any Transaction involving an Equity Security of Connecticut Water Service, Inc. during the Blackout Period, please contact Michele DiAcri before undertaking the Transaction. Upon termination of the Blackout Period, you will be permitted to resume Transactions in the Equity Securities of Connecticut Water Service, Inc.

Additional Information

     During the period May 11 to May 18, 2004, you may obtain information as to whether the Blackout Period has ended by contacting David C. Benoit, Vice President-Finance and Chief Financial Officer, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413-0562, telephone number 860-669-8630, extension: 3030. In addition, should you have any other inquiries about the Blackout Period, please contact Mr. Benoit.